Exhibit 6

EXECUTION VERSION

EQUITY COMMITMENT LETTER

November 19, 2020

Biomedical Treasure Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104
Cayman Islands

Ladies and Gentlemen:

This letter agreement sets forth the commitment of CPEChina Fund III, L.P., a limited partnership established under the laws of the Cayman Islands (“Investor”), subject to the terms and conditions contained herein, to purchase, directly or indirectly, certain equity interests of Biomedical Treasure Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“SPV”). It is contemplated that, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among CBPO Holdings Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“Parent”), CBPO Group Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) and China Biologic Products Holdings, Inc., an exempted company organized and existing under the Laws of the Cayman Islands (the “Company”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent. Prior to the delivery of this letter agreement, CTB Investment Limited (“CTB”), an Affiliate of the Investor, has entered into a share subscription agreement with SPV and Mr. Joseph Chow (the “SSA”) providing financing support to SPV with respect to SPV’s purchase of certain shares of the Company from PW Medtech Group Limited (“PWM”). Concurrently with the delivery of this letter agreement, SPV is entering into (a) a letter agreement (the “SPV ECL”) committing to purchase or cause to be purchased certain equity interests of Parent, and (b) a limited guarantee related to certain payment obligations of Parent and Merger Sub under the Merger Agreement (the “SPV LG”). This letter agreement is being delivered to SPV concurrently with the execution and delivery of (i) the Merger Agreement by the Company, Parent and Merger Sub, (ii) the SPV ECL by SPV and Parent, and (iii) the SPV LG by SPV and the Company. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the SPV ECL or if not defined therein, in the SPV LG or if not defined therein, in the Merger Agreement.

1. Commitment.

(a) Subject to the terms and conditions set forth herein, Investor hereby commits to contribute (or cause to be contributed) (the “Closing Contribution”) to SPV, at or prior to the Effective Time, cash in the amount of up to US$450,000,000 (such amount, as may be reduced pursuant to this Section 1(a), the “Closing Commitment”), as consideration for the Subscription Shares (as defined in the SSA) issued to CTB. Such Closing Commitment shall be used by SPV, to the extent necessary, solely for the purpose of funding SPV’s obligation under the SPV ECL to fund a portion of the aggregate Per Share Merger Consideration required to be paid by Parent pursuant to the Merger Agreement. Investor shall not, under any circumstances, be obligated to contribute, directly or indirectly, more than the Closing Commitment to SPV or any other Person pursuant to the terms of this letter agreement, and the liability of Investor hereunder shall not exceed the amount of the Closing Commitment less any portion of the Closing Commitment that has been funded in accordance with the terms hereof. The amount of the Closing Commitment to be funded under this letter agreement shall be reduced to the extent (x) SPV’s commitment under the SPV ECL is reduced pursuant to the terms thereof or (y) SPV does not require all of the funds to satisfy its payment obligations under the SPV ECL.

(b) Subject to the terms and conditions set forth herein, Investor hereby commits to contribute (or cause to be contributed) (the “PTF Contribution”) to SPV cash in the same amount equal to the SPV’s Guaranteed Obligations that become due and payable pursuant to the SPV LG up to US$9,906,707 (such amount, as may be reduced pursuant to this Section 1(b), the “PTF Commitment”), as consideration for the Subscription Shares issued to CTB, at such time when such Guaranteed Obligations become due and payable pursuant to the SPV LG. Such PTF Commitment shall be used by SPV, to the extent necessary, solely for the purpose of funding SPV’s obligation under the SPV LG to pay any Guaranteed Obligations when they become due and payable (but only up to an aggregate amount of the Maximum Amount as provided in the SPV LG). Investor shall not, under any circumstances, be obligated to contribute, directly or indirectly, more than the PTF Commitment to SPV or any other Person pursuant to the terms of this letter agreement (other than Section 1(a)), and the liability of Investor hereunder (other than under Section 1(a)) shall not exceed the amount of the PTF Commitment less any portion of the PTF Commitment that has been funded in accordance with the terms hereof. The amount of the PTF Commitment to be funded under this letter agreement shall be reduced to the extent (x) SPV’s obligation under the SPV LG to pay any Guaranteed Obligations is relieved, released or terminated pursuant to the terms thereof or any other agreement between the SPV and the Company or (y) SPV has any alternative funds to satisfy the Guaranteed Obligations under the SPV LG.

(c) Investor may effect the Closing Contribution or PTF Contribution directly or indirectly through (x) one or more Affiliates of Investor or (y) any investment fund or vehicle advised or managed by Investor or any of its Affiliates or (z) any Person that is a limited or general partner of Investor or any of such investment funds or vehicles.

(d) For the avoidance of doubt, in no event shall Investor be obligated to contribute both the Closing Contribution and the PTF Contribution.

(e) To the extent SPV does not require the full amount of the Closing Contribution or PTF Contribution funded by Investor to satisfy its obligations under the SPV ECL or SPV LG, as the case may be, or receives any refund in respect of the Closing Contribution or PTF Contribution or if any portion thereof is otherwise returned to SPV, SPV shall promptly (but in any event within 10 Business Days) distribute such amount to Investor or its designee.

2. Conditions.

(a) The Closing Contribution, including the obligation of Investor to fund the Closing Commitment, shall be subject to (i) the execution and delivery of the Merger Agreement and the Other Sponsor Equity Commitment Letters by the parties thereto, (ii) the satisfaction in full or waiver by Parent (pursuant to the terms of the A&R Consortium Agreement) of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the Closing under Section 7.1 and Section 7.2 of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions), (iii) either the substantially contemporaneous consummation of the Closing in accordance with the terms of the Merger Agreement or the obtaining by the Company in accordance with Section 9.12 of the Merger Agreement of an Order requiring Parent and Merger Sub to cause the Equity Financing to be funded and to consummate the Closing, (iv) the Debt Financing (or any Alternative Financing, if applicable) has been funded or will be funded substantially concurrently if the Equity Financing is funded at the Closing, (v) the substantially contemporaneous closing of the contributions contemplated by the Other Sponsor Equity Commitment Letters, provided that the satisfaction or failure of the condition set forth in this sub-clause (v) shall not limit or impair the ability of Parent or the Company to seek enforcement of the obligations of Investor under and in accordance with this letter agreement, if (A) Parent or the Company, as applicable, is also concurrently seeking enforcement of each of the Other Sponsor Equity Commitment Letters or (B) each Other Sponsor has satisfied or will satisfy its obligations under its Other Sponsor Equity Commitment Letter in full concurrently with or prior to the funding of the Closing Commitment by Investor hereunder in accordance with this letter agreement, (vi) the consummation of the purchase and sale of all of the Ordinary Shares contemplated under that certain share purchase agreement, dated as of October 26, 2020, between PWM and SPV (“PWM SPA”) has not yet occurred prior to Closing, provided that the Closing Commitment shall be automatically reduced pursuant to Section 1(a) if the contemplated purchase and sale of Ordinary Shares under the PWM SPA is partially but not fully consummated, and (vii) SPV is required to fund the Contributions pursuant to the SPV ECL.

(b) The PTF Contribution, including the obligation of Investor to fund the PTF Commitment, shall be subject to the Guaranteed Obligations in the aggregate amount equal to such amount having become due and payable by SPV in accordance with the SPV LG.

3. No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of (i) SPV and Investor, and (ii) with respect to any provisions of this letter agreement with respect to which the Company or Parent is expressly made a third party beneficiary pursuant to Section 6 of this letter agreement, the Company or Parent. This letter agreement, together with the Merger Agreement, the A&R Consortium Agreement (as amended from time to time), the Other Sponsor Equity Commitment Letters, the SPV ECL, the SPV LG, the Other Guarantees and the SSA, constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, among SPV, Investor, Parent and the Company or any of their respective Affiliates with respect to the transactions contemplated hereby and thereby. Without Investor’s prior written consent, SPV may not (a) terminate, amend or assign the SPV ECL or SPV LG (other than in each case a termination in accordance with its terms), or (b) waive any of its rights or conditions, or grant any approval or consent, or make any other determination with respect to any matter, under or relating to Section 1.6 or Section 1.7 of the A&R Consortium Agreement, the SPV ECL or the SPV LG.

4. Governing Law; Jurisdiction.

(a) Subject to Section 4(c), this letter agreement and all disputes or controversies arising out of or relating to this letter agreement or the transactions contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction.

(b) Any disputes, actions and proceedings against any party hereto or arising out of or in any way relating to this letter agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and finally resolved in that arbitration in accordance with the Arbitration Rules of HKIAC in force when the notice of arbitration is submitted at the relevant time and as may be amended by this Section 4 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third (3rd) Arbitrator will be nominated jointly by the first two (2) Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two (2) Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third (3rd) Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c) Notwithstanding the foregoing, the parties hereto hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 4, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this letter agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 4(c) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 4(b) in any way.

(d) The Investor shall have the right of all claims, set-off, defenses to and discharge of its obligations under this letter agreement that would be available to SPV under the SPV ECL or the SPV LG with respect to its obligations thereunder as well as any defenses in respect of fraud or willful misconduct of Parent or the Company thereunder or any breach by Parent or the Company of any term thereof.

5. Counterparts. This letter agreement shall not be effective until it has been executed and delivered by all parties hereto. This letter agreement may be executed by facsimile or electronic transmission in pdf format, and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

6. Enforcement; Third Party Beneficiaries.

(a) This letter agreement may only be enforced by SPV and none of Company’s, Parent’s, Merger Sub’s or SPV’s creditors nor any other Person that is not a party to this letter agreement shall have any direct or indirect right to enforce this letter agreement or to cause SPV to enforce this letter agreement; provided that (i) if and to the extent the Company is entitled to specific performance requiring Parent and Merger Sub to cause the Equity Financing to be funded and to consummate the Closing pursuant to, and subject to the conditions in, Section 9.12 of the Merger Agreement, and subject to the conditions described in Section 2(a) of this letter agreement, and subject further to Section 4 of this letter agreement, the Company is hereby made a third party beneficiary of the rights granted to SPV under this letter agreement to the extent, and only to the extent, of the rights set forth in Sections 1(a), 3, 4, 6 and 14 and shall be entitled to an injunction, specific performance or other equitable remedy to cause the Closing Commitment to be funded hereunder in accordance with Section 1(a) hereof, (ii) if and to the extent any Guaranteed Obligation becomes due and payable under the SPV LG, and subject to the conditions described in Section 2(b) of this letter agreement, and subject further to Section 4 of this letter agreement, the Company is hereby made a third party beneficiary of the rights granted to SPV under this letter agreement to the extent, and only to the extent, of the rights set forth in Sections 1(b), 3, 4, 6 and 14 and shall be entitled to an injunction, specific performance or other equitable remedy to cause the PTF Commitment to be funded hereunder in accordance with Section 1(b) hereof (the third party beneficiary rights granted to the Company under sub-clause (i) above and this sub-clause (ii), the “Company Third Party Beneficiary Rights”), and (iii) if and to the extent Company is entitled to specific performance requiring Parent and Merger Sub to cause the Equity Financing to be funded and to consummate the Closing pursuant to, and subject to the conditions in, Section 9.12 of the Merger Agreement, and subject to the conditions described in Section 2 of this letter agreement, and subject further to Section 4 of this letter agreement, Parent is hereby made a third party beneficiary of the rights granted to SPV under this letter agreement to the extent, and only to the extent, of the rights set forth in Sections 1(a), 3, 4, 6 and 14 and shall be entitled to an injunction, specific performance or other equitable remedy to cause the Closing Commitment to be funded hereunder in accordance with Section 1(a) hereof (the “Parent Third Party Beneficiary Rights”). Subject to the Company Third Party Beneficiary Rights and the Parent Third Party Beneficiary Rights, Investor and SPV hereby agree that their respective agreements and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this letter agreement. In no event shall Investor’s Closing Commitment be enforced by any Person, unless (i) the enforcement of the Other Sponsor Equity Commitment Letters are being substantially concurrently pursued by Parent or the Company or (ii) each Other Sponsor has satisfied or will satisfy its obligations in full under its Other Sponsor Equity Commitment Letter concurrently with or prior to the funding of the Closing Commitment by Investor hereunder in accordance with this letter agreement.

(b) Subject to and except for the Company Third Party Beneficiary Rights and the Parent Third Party Beneficiary Rights, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder or any rights to enforce the Closing Commitment or PTF Commitment or any provision of this letter agreement; provided, that, notwithstanding anything to the contrary in this letter agreement, each Investor Affiliate (as defined below) shall be expressly made a third party beneficiary of any provisions herein that are for the benefit of such Investor Affiliate (including the provisions of Section 9 hereof), and all such provisions shall survive any termination of this letter agreement indefinitely. Without limiting the foregoing, SPV’s, Parent’s, Company’s and/or their respective Affiliates’ creditors shall have no right to enforce this letter agreement or to cause SPV to enforce this letter agreement, directly or indirectly.

7. Confidentiality. This letter agreement, including its terms and existence, shall be treated as confidential. This letter agreement may not be used, circulated, quoted, disclosed or otherwise referred to in any document (except for the Merger Agreement and any agreement or documents contemplated therein), except with the written consent of the other party; provided, however, that the existence and content of this letter agreement may be disclosed (a) by each of Investor and SPV to the Company, Parent or their respective Representatives; (b) to the extent required by Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger and in connection with any litigation relating to the Merger, the Merger Agreement or the transactions as permitted by or provided in the Merger Agreement (provided that, to the extent practicable, Investor shall be provided with a reasonable opportunity to review and comment on such required disclosure in advance of such disclosure being made), and (c) by Investor to any Investor Affiliate that needs to know of the existence of and content of this letter agreement and is subject to the confidentiality obligations set forth herein.

8. Termination.

(a) The obligation of Investor to fund the Closing Commitment (as may be reduced pursuant to Section 1(a)), will terminate automatically and immediately upon the earliest to occur of (i) the termination of the SPV ECL or the termination or expiration of SPV’s obligation thereunder in accordance with its terms; (ii) the discharge in full of Investor’s obligation to complete the funding of the Closing Commitment (as reduced pursuant to Section 1(a) hereof), and (iii) the assertion by the Company, Parent or any of their respective Affiliates, directly or indirectly, in any litigation or other legal proceeding, of any claim (whether in tort, contract or otherwise) against Investor or any Investor Affiliate arising out of or otherwise relating to this letter agreement or any of the transactions contemplated hereby (other than a claim seeking an Order of specific performance to cause the funding of the Closing Commitment in accordance with Section 4 hereof). Upon termination of the obligation of Investor to fund the Closing Commitment pursuant to this Section 8(a), Investor shall not have any further obligations or liabilities hereunder (other than Section 1(b) hereof unless the Investor’s obligation to fund the PTF Commitment has been terminated pursuant to Section 8(b) hereof).

(b) The obligation of Investor to fund the PTF Commitment (as may be reduced pursuant to Section 1(b) hereof), will terminate automatically and immediately upon the earliest to occur of (i) the termination of the SPV LG or the termination or expiration of SPV’s obligation thereunder in accordance with its terms; (ii) the discharge in full of Investor’s obligation to complete the funding of the PTF Commitment (as may be reduced pursuant to Section 1(b) hereof), and (iii) the assertion by the Company, Parent or any of their respective Affiliates, directly or indirectly, in any litigation or other legal proceeding, of any claim (whether in tort, contract or otherwise) against Investor or any Investor Affiliate arising out of or otherwise relating to this letter agreement or any of the transactions contemplated hereby (other than a claim seeking an Order of specific performance to cause the funding of the PTF Commitment in accordance with Section 4 hereof). Notwithstanding anything to the contrary contained herein, the obligations of Investor to fund the PTF Commitment (as may be reduced pursuant to Section 1(b) hereof) shall expire automatically three months following the valid termination of the Merger Agreement in a manner giving rise to any Guaranteed Obligation (the “Fee Claim Period”), unless a legal proceeding with respect to a claim for payment of the Guaranteed Obligations (subject to the Maximum Amount) is commenced in accordance with this letter agreement prior to the end of such Fee Claim Period, in which case Investor’s obligations hereunder shall expire upon the date on which such claim is finally satisfied or otherwise resolved by agreement of the parties hereto or pursuant to Section 4. In the event that the Company or any of its controlled Affiliates asserts in any Action relating to this letter agreement or any document entered into in connection herewith or the transactions contemplated hereby (1) that the provisions hereof (including, without limitation, Section 1(b) hereof limiting Investor’s aggregate liability to the Maximum Amount or Section 9 hereof relating to the sole and exclusive remedies of SPV, Company and Parent and their Affiliates against the Investor or any Investor Affiliates) are illegal, invalid or unenforceable, in whole or in part, (2) that Investor is liable in excess of or to a greater extent than the Guarantee Obligations or the Maximum Amount as provided in the SPV LG, or (3) any theory of liability against Investor or any Investor Affiliate other than as expressly permitted by Section 9(c) hereof , then (x) the obligations of Investor to fund the PTF Commitment shall terminate ab initio and be null and void, (y) if Investor has previously made any payments under this letter agreement, it shall be entitled to recover such payments from SPV, and (z) neither Investor nor any Investor Affiliate shall have any liability whatsoever (whether at law or equity or in tort, contract or otherwise) to SPV, the Company or any of their respective Affiliates or Representatives with respect to this letter agreement or the transactions contemplated hereby. Upon termination of the obligation of Investor to fund the PTF Commitment, Investor shall not have any further obligations or liabilities hereunder pursuant to this Section 8(b).

9. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, the SPV ECL, the SPV LG or any document or instrument delivered in connection herewith or therewith, SPV, by its acceptance of the benefits of this letter agreement, covenants, agrees and acknowledges that (a) no Person (other than Investor and its successors and permitted assigns) has any obligation hereunder (whether of an equitable, contractual, tort, statutory or other nature), (b) notwithstanding that Investor may be a partnership or limited liability company, SPV has no right of recovery under this letter agreement or under any document or instrument delivered in connection herewith or in respect of any representations made or alleged to have been made in connection herewith or therewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no recourse shall be had against, and no personal liability shall attach to, the former, current or future direct or indirect equity holders, controlling persons, Affiliates (other than any assignee under Section 14), portfolio companies, directors, officers, employees, agents, advisors, representatives, members, managers, general or limited partners or assignees of Investor, any investment fund or vehicle advised or managed by Investor, or any former, current or future direct or indirect equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate (other than any assignee under Section 14), portfolio companies, agent, advisors or representatives of any of the foregoing (each, an “Investor Affiliate”), through Investor or otherwise, whether by or through attempted piercing the corporate veil, by or through a claim (whether at law or equity or in tort, contract or otherwise) by or on behalf of the Company, Parent or SPV against any Investor Affiliates, whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, and (c) no Action arising under, or in connection with, this letter agreement, the SPV ECL, the SPV LG or the transactions contemplated hereby or thereby, shall be instituted by SPV (and SPV shall cause its Affiliates and Representatives not to institute any such Action) against Investor or any Investor Affiliate, except for claims solely against Investor under this letter agreement for the sole purpose of seeking an Order of specific performance to cause the Closing Commitment or PTF Commitment to be funded in accordance with Section 1 hereof and solely to the extent Parent or the Company seeks an Order of specific performance to cause the funding by SPV of the Commitment under the SPV ECL (in respect of the Closing Commitment) or the Company seeks a claim against SPV under the SPV LG for the payment of any Guaranteed Obligations (in respect of the PTF Commitment), in each case subject to the terms and conditions hereunder (including Section 2 hereof), which shall be, and intended to be the sole and exclusive direct and indirect remedy available to SPV, its Affiliates and Representatives against Investor and the Investor Affiliates in respect of any liabilities, losses, damages, obligations or recoveries of any kind (including special, exemplary, consequential, indirect or punitive damages or damages arising from loss of profits, business opportunities or goodwill, diminution in value or any other losses or damages, whether at law, in equity, in contract, in tort or otherwise) arising under, or in connection with any breach of this letter agreement, the SPV ECL and the SPV LG (whether willfully, intentionally, unintentionally or otherwise) or in connection with the transactions contemplated hereby and thereby or in respect of any representations made or alleged to have been made in connection therewith (whether or not SPV’s breach is caused by the breach by Investor of its obligations under this letter agreement). The Company’s and Parent’s remedies against Investor and its successors and assigns pursuant to the Company Third Party Beneficiary Rights or Parent Third Party Beneficiary Rights hereunder shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company or Parent, any of the direct or indirect shareholder of the Company or Parent or any of its subsidiaries, any Affiliate of the Company or Parent or such shareholder, or any of the Affiliates, equity holders, controlling persons, directors, officers, employees, members, managers, general or limited partners, representatives, advisors or agents of the foregoing against Investor or any of the Investor Affiliates in respect of any liabilities, losses, damages, obligations or recoveries of any kind (including special, exemplary, consequential, indirect or punitive damages or damages arising from loss of profits, business opportunities or goodwill, diminution in value or any other losses or damages, whether at law, in equity, in contract, in tort or otherwise) arising under, or in connection with any breach of the Merger Agreement, SPV ECL, the SPV LG or this letter agreement (whether willfully, intentionally, unintentionally or otherwise) or of the failure of the Merger to be consummated for any reason or otherwise in connection with the transactions contemplated hereby and thereby or in respect of any representations made or alleged to have been made in connection therewith (whether or not Parent’s, Merger Sub’s or SPV’s breach is caused by the breach by Investor of its obligations under this letter agreement).

10. Representations and Warranties of Investor. Investor hereby represents and warrants that (a) it is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has all requisite corporate or similar power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement have been duly authorized by all necessary action on Investor’s part and do not contravene any provision of Investor’s organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on Investor or its assets; (c) except as is not, individually or in the aggregate, reasonably likely to impair or delay Investor’s performance of its obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this letter agreement by Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this letter agreement; (d) this letter agreement has been duly and validly executed and delivered by Investor and (assuming due execution and delivery of this letter agreement, the SPV ECL and the SPV LG by the respective parties hereto and thereto, other than Investor) constitutes a legal, valid and binding obligation of Investor enforceable against Investor in accordance with its terms, subject to the Bankruptcy and Equity Exception; (e) each of the Closing Commitment and the PTF Commitment is less than the maximum amount that Investor is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise; and (f) Investor has the financial capacity to pay the Closing Contribution and the PTF Contribution pursuant to this letter agreement, and all funds necessary for Investor to fulfill its other obligations under this letter agreement shall be available to Investor for so long as this letter agreement shall remain in effect.

11. Representations and Warranties of SPV. SPV hereby represents and warrants to Investor that, (a) it is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has all requisite corporate or similar power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement have been duly authorized by all necessary action on SPV’s part and do not contravene any provision of SPV’s organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on SPV or its assets; (c) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this letter agreement by SPV have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this letter agreement; and (d) this letter agreement has been duly and validly executed and delivered by SPV and (assuming due execution and delivery of this letter agreement, the SPV ECL and the SPV LG by the respective parties hereto and thereto, other than SPV) constitutes a legal, valid and binding obligation of SPV enforceable against SPV in accordance with its terms, subject to the Bankruptcy and Equity Exception.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by international overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Investor, to:

c/o CPE Funds Advisors (Hong Kong) Limited
Suite 3201-3206, 32/F, One Pacific Place

88 Queensway

Hong Kong

Attention: Ching Nar Cindy Chan; Ke Tang
Email: cindychan@cpe-fund.com; TangKe@cpe-fund.com

with copies to (which do not constitute notice):

Gibson, Dunn & Crutcher LLP

Unit 1301, Tower 1, China Central Place

No. 81 Jianguo Road

Chaoyang District, Beijing 100025

People’s Republic of China

Attention: Fang Xue, Esq.

Email: FXue@gibsondunn.com

If to SPV, to:

c/o 18 F, Jialong International Tower

No. 19, Chaoyang Park Road

Chaoyang District, Beijing 100125

People’s Republic of China
Attention: Joseph Chow
Email: chow_joseph2000@yahoo.com

with copies to (which do not constitute notice):

Merits & Tree Law Offices

5th Floor, Raffles City Beijing Office Tower

No.1 Dongzhimen South Street

Dongcheng District, Beijing 100007

People’s Republic of China

Attention: Youyuan Jin

Email: youyuan.jin@meritsandtree.com

13. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS LETTER AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 13.

14. Assignment. This letter agreement shall not be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other party hereto, Parent and the Company (which shall be given or withheld solely in the discretion of the other party, Parent and the Company), except that, without the prior written consent of SPV, Parent and the Company, the rights, interests or obligations under this letter agreement may be assigned and/or delegated, in whole or in part, by Investor to one or more of its Affiliates or one or more investment funds or partnerships advised or managed by Investor or any of its Affiliates, provided, that such assignment and/or delegation shall not relieve Investor of its obligations hereunder. Any attempted assignment in violation of this Section 14 shall be null and void.

15. Severability. Any term or provision of this letter agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this letter agreement in any jurisdiction and, if any provision of this letter agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

16. Interpretation. Headings of the Sections of this letter agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. When a reference is made in this letter agreement to a Section, such reference shall be to a Section of this letter agreement unless otherwise indicated. The word “including” and words of similar import when used in this letter agreement will mean “including, without limitation,” unless otherwise specified.

17. Notice of Communications and Claims. If SPV receives any written notice (including any demand or claim) in connection with the SPV ECL, the SPV LG, the A&R Consortium Agreement or that certain letter agreement dated October 26, 2020 by and among PWM, SPV and Investor (collectively, the “Related Agreements”), it shall promptly notify Investor. In the event of any claim in connection with any Related Agreement, Investor shall be entitled to assume the defense or prosecution of such claim at its own expense with the counsel of its choice. SPV shall reasonably cooperate with such defense or prosecution. SPV shall not settle, compromise or discharge, or offer to settle, compromise or discharge, such claim, or otherwise admit any liability in connection therewith, without Investor’s prior written consent. All remedies and other economic benefits received by SPV under any Related Agreement shall be for the account of Investor.

[Remainder of page intentionally left blank]

Sincerely,

CPEChina Fund III, L.P.
By: CPE Funds III Limited, as its general partner

/s/ Ching Nar Cindy Chan
Name:	Ching Nar Cindy Chan
Title:	Director

[CPE ECL Signature Page]

Agreed to and accepted:

BIOMEDICAL TREASURE LIMITED

By:	/s/ Joseph Chow
Name:	Joseph Chow
Title:	Director

[CPE ECL Signature Page]

11